Exhibit 3.2

AMENDED AND RESTATED BYLAWS OF

PACIFIC CONTINENTAL CORPORATION

April 20, 2004

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ARTICLE IV.	CORPORATE SEAL	8

SECTION 1.	SEAL	8

ARTICLE V.	CERTIFICATES AND TRANSFER OF SHARES	8

SECTION 1.	CERTIFICATES FOR SHARES	8
SECTION 2.	STOCK TRANSFERS	8
SECTION 3.	LOST, STOLEN OR DESTROYED CERTIFICATES	8

ARTICLE VI.	AMENDMENTS	9

SECTION 1.	AMENDMENT OF BYLAWS	9

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BYLAWS OF

PACIFIC CONTINENTAL CORPORATION

ARTICLE I. SHAREHOLDERS

SECTION 1. ANNUAL MEETINGS. An annual meeting of the shareholders will be held in the State of Oregon within one hundred twenty (120) days after the close of the fiscal year of the corporation. At the annual meeting, the shareholders will elect a Board of Directors and transact any other business that may legally come before the meeting.

SECTION 2. ADJOURNED MEETINGS. If for any cause an election of directors is not held at the annual meeting provided for in Section 1, such meeting may be adjourned to a future date.

SECTION 3. SPECIAL MEETINGS. Special meetings of the shareholders may be called by the President, by a majority of the Board of Directors, or the holders of not less than ten percent (10%) of the outstanding capital stock of the corporation. The record date for determining shareholders entitled to entitled to demand a special meeting is the date the first shareholder signs a demand. The Board of Directors will have the authority to designate the time and place of such a meeting. No business other than that stated in the notice of the meeting will be transacted at any special meeting.

SECTION 4. PLACE OF MEETINGS. Meetings of the shareholders will be held at the principal office of the corporation or any other place designated by the Board of Directors.

SECTION 5. NOTICE OF MEETINGS. Written or printed notice stating the place, date and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, will be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the President, the Secretary, the Board of Directors or the persons calling the meeting, to each shareholder of record entitled to vote at the meeting. If mailed, the notice will be deemed to be given when deposited in the United States mail, with postage prepaid, addressed to the shareholder at that shareholder’s address as it appears on the stock transfer books of the corporation.

SECTION 6. QUORUM.

a. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at any shareholders’ meeting. If a person attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called or convened, the shares held by that person or represented by a proxy given to that person will not be included for purposes of determining whether a quorum is present. The persons present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough persons to leave less than a quorum.

b. In the absence of a quorum, a majority of the shares represented in person or by proxy may adjourn the meeting from time to time until a quorum will attend. Any business that might have been transacted at the original meeting may be transacted at the adjourned meeting if a quorum exists.

SECTION 7. SHAREHOLDERS OF RECORD. The persons entitled to receive notice of and to vote at any shareholders’ meeting or any adjournment thereof will be those persons designated as shareholders in the stock transfer books of the corporation on the date of mailing of the notice of the meeting or on such other date as determined in advance by the Board of Directors, which date will be not more than seventy (70) nor less than ten (10) days before the meeting. Such a determination of shareholders entitled to vote at any meeting of shareholders will apply to any adjournment thereof.

SECTION 8. VOTING OF SHARES.

a. Each shareholder will be entitled to one (1) vote on each matter submitted to a vote at a meeting of the shareholders for each share of voting stock standing in the name of the shareholder on the stock transfer books of the corporation.

b. Shares held in the name of another corporation may be voted by such officer, agent or proxy as the bylaws of such corporation may prescribe or, in the absence of such provision, as the Board of Directors of such corporation may determine.

c. Shares held by a personal representative, administrator, executor, guardian or conservator may be voted by that person, either in person or by proxy, without a transfer of such shares into the name of that person. Shares held in the name of a trustee may be voted by the trustee, either in person or by proxy, but no trustee will be entitled to vote shares held by that trustee without a transfer of such shares into the name of the trustee.

d. Shares standing in the name of a receiver may be voted by such receiver, and shares, held by or under the control of a receiver may be voted by such receiver without the transfer thereof into that receiver’s name if authority to do so is contained in an appropriate order of the court by which such receiver was appointed.

e. A shareholder whose shares are pledged will be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee will be entitled to vote the shares so transferred.

f. Redeemable shares will not be entitled to vote on or after the date on which notice of redemption is mailed to the holders of redeemable shares and a sum sufficient to redeem such shares has been deposited with a corporation, trust company or other financial institution with irrevocable instructions and authority to pay the redemption price to the holder, upon surrender of the shares.

g. Shares of its own stock held by the corporation in a fiduciary capacity, or shares held by another corporation if a majority of the shares entitled to vote for the election of directors of such other corporation is held by the corporation, will not be voted at any meeting or included in determining the total number of outstanding shares at any given time, unless under the terms of the trust in which such shares are held the manner in which such shares will be voted may be determined by the trustee, by a donor or beneficiary of the trust or by some other person named in the trust and unless such shares are actually voted in the manner determined or directed by the trustee, donor, beneficiary or other person so authorized.

SECTION 9. PROXIES. A shareholder may vote in person or by proxy executed in writing by the shareholder or by the duly authorized attorney-in-fact of the shareholder. No proxy will be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy.

SECTION 10. BUSINESS AT MEETING. At an annual meeting of the shareholders, only such business will be conducted as will have been properly brought before the meeting. To be properly brought before an annual meeting, business must be: (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (B) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (C) otherwise properly brought before the meeting by a shareholder. For nominations or other business to be properly brought before a shareholders meeting by a shareholder pursuant to clause (C) of the preceding sentence, the shareholder must have given timely notice thereof in writing to the Secretary of the corporation and such other business must otherwise be a proper matter for shareholder action. To be timely for purposes of advance notice requirements, a shareholder’s proposal must be delivered to the Secretary at the principal executive offices of the corporation not less than one hundred twenty (120) calendar days in advance of the first anniversary of the date the corporation’s proxy statement was mailed to shareholders for the preceding year’s annual meeting. In no event will the public announcement of an adjournment of a shareholders meeting commence a new time period for the giving of a shareholder’s notice as described above. A shareholder’s notice to the secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the meeting, (b) the name and address, as they appear on the corporation’s books, of the shareholder proposing such business, (c) the class number of shares of the corporation which are owned beneficially by such shareholder, (d) any material interest of the shareholder in such business, and (e) any other information that is required to be provided by the shareholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”) (or any successor thereto) in such shareholder’s capacity as a proponent of a shareholder proposal. Notwithstanding anything in these Bylaws to the contrary, no business will be conducted at any annual meting except in accordance with the procedures set forth in this section. The chairman of the annual meeting will, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting and in accordance with the provisions of this section, and, if the Chairman should so determine, he or she will so declare at the meeting that any such business not properly brought before the meeting will not be transacted.

ARTICLE II. DIRECTORS

SECTION 1. NUMBER. The business and affairs of the corporation will be managed and controlled by a board of eight (8) to twelve (12) directors, the exact number to be established by resolution of the Board of Directors. Each director will hold office in staggered terms as set forth in the Articles of Incorporation, and until that director’s successor has been elected and qualified, or until that director’s death or until that director resigns or is removed in accordance with the provisions of these bylaws. At least one-half (1/2) of the directors, at the time of their election and during their continuance in office, will be citizens of the United States and residents of the State of Oregon.

SECTION 2. ORGANIZATION. As soon as practicable after the time of their election, the directors will meet for the purpose of organization and election of a Chairman and Vice Chairman of the Board and executive officers hereinafter specified, and to conduct such other business as may come before the meeting. No director may transact any business whatsoever prior to qualifying and taking the oath of office as required by law.

SECTION 3. MEETINGS. The Board of Directors will meet on a regular basis. Each director will be charged with notice of the time and place of such regular meetings unless the time and place of such meeting is changed at a meeting in which the directors are not all present. In such case, any absent director will be entitled to the notice provided for special meetings under Section 4 of this Article. A director who is absent from a meeting of the Board of Directors may record his approval or disapproval of actions taken at that meeting by so indicating on the minutes of that meeting, and affixing his signature thereto.

SECTION 4. SPECIAL MEETINGS. Special meetings of the Board of Directors may be held from time to time upon the call of the Chairman or Vice Chairman of the Board, President, Vice President, Secretary, or upon the call of not less than one-half (1/2) of the duly elected, qualified and acting directors. Notice of such meeting will be given by the person or persons calling the meeting by mail not later than two (2) days before the time for such meeting or in person, or by telephone no later than twenty-four (24) hours before the time fixed for such meeting. The presence or consent of any director will constitute a waiver of the notice of such meeting.

SECTION 5. PLACE OF MEETINGS. Meetings of the Board of Directors will be at the registered office of the corporation or any other place designated by the Board of Directors. Meetings of the Board of Directors may he held by means of conference telephone or similar communications equipment which allows all persons participating in the meeting to hear each other. Participation in a meeting pursuant to the provisions of the preceding sentence will constitute presence in person at the meeting.

SECTION 6. WAIVER OF NOTICE. Attendance of a director at a meeting will constitute a waiver of notice of that meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened.

SECTION 7. QUORUM. A quorum of the Board of Directors will consist of a majority of the members of the Board of Directors. Less than a quorum may adjourn any meeting of the Board of Directors.

SECTION 8. DUTIES OF THE CHAIRMAN OF THE BOARD OF DIRECTORS

a. Chair, whenever present, all Board Meetings.

b. Chair, whenever present, all Executive Committee Meetings.

c. Perform such other duties as the Board of Directors may, from time to time, prescribe.

SECTION 9. DUTIES OF THE VICE CHAIRMAN OF THE BOARD OF DIRECTORS. The Vice Chairman will perform the duties of the Chairman in the event of his or her absence or disqualification or inability to perform the duties of the office of Chairman.

SECTION 10. OTHER DUTIES OF DIRECTORS. The Board of Directors will have the power to establish rules and regulations for the corporation and the general or particular manner in which the business and affairs of the corporation will be conducted.

SECTION 11. RETIREMENT OF DIRECTORS. No person who has attained the age of seventy (70) will be eligible for election as a director. Each director then serving who attains the age of seventy (70) will resign from the office of director effective as of the first annual meeting of shareholders following his or her seventieth (70th) birthday.

SECTION 12. VACANCIES. A vacancy in the Board of Directors will exist upon the death, resignation or removal of any director. Vacancies in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, at a meeting of the Board of Directors after the vacancy occurs. Each director so elected and approved will hold office until the next shareholder meeting at which directors are elected and until such director’s qualified successor is elected and accepts office.

SECTION 13. COMPENSATION. Through board resolution, the Board of Directors will establish the amount and form of compensation consistent with the following guidance.

a. Compensation for Meetings. Each director, including inside directors, will be paid a single monthly fee for attending a regular monthly Board of Directors meeting of the corporation or for attending a regular monthly Board of Directors meeting of the corporation’s principal subsidiary, Pacific Continental Bank. Additionally, directors will be paid a fee for attending the meetings of their assigned committees, or their assigned committees of Pacific Continental Bank, and all directors will be paid for their attendance at the Asset and Liability Committee (“ALCO”), whether or not they are designated members of the ALCO Committee. Directors are excused from attending one Board of Directors meeting annually without forfeiture of the meeting fee. Directors may occasionally attend the Board of Directors meetings, or the meetings of their assigned committees, telephonically, providing they have prepared for the meeting by accessing the corporation’s private Extranet or by otherwise receiving and reviewing the meeting materials in advance. All director fees are paid the first week of the month following the month in which the fees are earned. Qualified business expenses are reimbursable upon submission of a personal expense report and the attendant documentation.

b. Director Bonus. Based on the corporation’s consolidated financial results, directors are eligible to participate in a director performance bonus program. Only directors serving at year-end are eligible for the director performance bonus. Performance bonuses are proportionately adjusted to reflect partial service during the fiscal year with each month served contributing one-twelfth (1/12) of the full amount. Performance bonuses are paid after the year-end by resolution of the Board of Directors.

Directors are expected to attend a minimum of 75% of the aggregate of (i) the total number of meetings of the Boards of Directors, and (ii) the total number of meetings held by all the committees on which they serve. Directors failing to meet the minimum attendance requirement will not be eligible for the director performance bonus.

c. Compensation Amount. Consistent with the provisions of its charter, the corporation’s compensation committee will recommend to the Board of Directors the amount and form of compensation to be paid to directors for meeting attendance and director bonus opportunity. In making its recommendations, the committee may consider the unique responsibilities and duties of the chairs and committee members and may recommend different compensation levels based on committee membership and positions held.

SECTION 14. NOMINATION OF DIRECTORS. Only persons who are nominated in accordance with the procedures set forth in this section will be eligible for election as directors. Nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of shareholders by or at the direction of the Board of Directors or by any shareholder of the corporation entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in this section. Such nominations, other than those made by or at the direction of the Board of Directors, must be in writing and delivered to the Secretary at the principal executive offices of the corporation not less than one hundred twenty (120) calendar days in advance of the first anniversary of the date the corporation’s proxy statement was mailed to shareholders for the preceding year’s annual meeting. In no event will the public announcement of an adjournment of a shareholders meeting commence a new time period for the giving of a shareholder’s notice as described above. Such shareholder’s notice must set forth (i) as to each person whom the shareholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the corporation which are beneficially owned by such person, (D) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the shareholder, and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (or any successor thereto) (including without limitation such person’s written consent to being name in the proxy statement, if any, as a nominee and to serving as a director if elected); and (ii) as to such shareholder giving notice: (X) the name and address, as they appear on the corporation’s books, of the shareholder, (Y) the class and number of shares of the corporation which are owned beneficially by such shareholder, and (Z) any other information that is required to be provided by the shareholder pursuant to

Regulation 14A under the 1934 Act (or any successor thereto) in such shareholder’s capacity as a proponent of a shareholder nomination. At the request of the Board of Directors, any person nominated by a shareholder for election as a director will furnish to the secretary of the corporation that information required to be set forth in the shareholder’s notice of nomination which pertains to the nominee. No person will be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this section. Upon the receipt of a shareholder nomination made in accordance with the procedures prescribed by these Bylaws, such nomination shall be evaluated by the corporation’s Governance/Nominating Committee (or any successor thereto) in accordance with its evaluation procedures, in order to determine whether such nominee should be included in the slate of persons recommended by the Board of Directors to the Corporation’s shareholders for election at the next annual meeting. The Chairman of the meeting will, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and if the Chairman so determines, he or she will so declare at the meeting, and the defective nomination will be disregarded.

ARTICLE III. OFFICERS

SECTION 1. DESIGNATION AND QUALIFICATION. The officers of the corporation will be a President, who will also be a director, one (1) or more vice presidents, a Secretary and all other necessary officers who may, at any time, be elected by the Board of Directors.

SECTION 2. TERM. Each officer will hold office until the successor for that officer has been elected and qualified or until such officer’s death, resignation, or removal in accordance with the provisions of these Bylaws. The Board of Directors will fill any vacancy occurring in any such office.

SECTION 3. REMOVAL. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors, with or without cause, whenever in its judgment the best interests of the corporation will thereby be served. Such removal will be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent will not, of itself, create contract rights.

SECTION 4. DUTIES OF THE PRESIDENT. It will be the duty of the President to preside at all meetings of the shareholders and to preside at all meetings of the directors in the absence of the Chairman of the Board. The President will be the chief executive officer of the corporation. The President will perform all such other duties as the Board of Directors may, from time to time, prescribe or as maybe required by law.

SECTION 5. DUTIES OF THE VICE PRESIDENT. Each Vice President will have such powers and duties as may be assigned by the Board of Directors. One Vice President will be designated by the Board, in the absence of the President, to perform all the duties of the President.

SECTION 6. DUTIES OF THE SECRETARY. The Secretary will be responsible for keeping accurate minutes of all meetings of the corporation’s Board of Directors and shareholders. The Secretary will be custodian of the corporate seal, if any, and the records of the corporation. The Secretary will perform such other duties as the Board of Directors may, from time to time, prescribe or as may be required by law.

SECTION 7. DUTIES OF OTHER OFFICERS. Other officers appointed by the Board of Directors will exercise such powers and perform such duties as pertaining to their specific offices, or as may otherwise be conferred upon, or assigned to them by the Board of Directors or the President of the corporation. The Board of Directors may authorize an officer to appoint one or more officers or assistant officers.

SECTION 8. OFFICIAL BONDS. Satisfactory bonds for the faithful performance of duties may be required for all officers and employees. Such bonds will be approved by the Board of Directors.

ARTICLE IV. CORPORATE SEAL

If the Board of Directors elects to use a corporate seal for the corporation, such seal will be a circle, in the margin of which will appear the words “Pacific Continental Corporation, Eugene, Oregon”, and in the center the words “Corporate Seal.”

ARTICLE V. CERTIFICATES AND TRANSFER OF SHARES

SECTION 1. CERTIFICATES FOR SHARES. The shares of stock of the corporation may be represented by stock certificates; in such event, the President or Vice President and the Secretary of the corporation will sign each certificate. Such signatures may be manual, facsimile, engraved, printed or impressed. Each certificate for shares will state upon its face all information required by law or otherwise determined to be necessary or appropriate.

SECTION 2. STOCK TRANSFERS. Shares of stock will be transferable on the books of the corporation, and a transfer book will be kept in which all transfers of stock will be recorded. Every person becoming a shareholder by such transfer will, in proportion to his or her shares, succeed to all rights of the prior holder of such shares. The Board of Directors may impose conditions upon the transfer of the stock reasonably calculated to simplify the work of the corporation for stock transfers, voting at shareholder meetings, and related matters, and to protect it against fraudulent transfers.

SECTION 3. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event a certificate is lost, stolen or destroyed, the President, Secretary, or other authorized officer may, upon satisfactory proof of such loss, theft or destruction, and upon receipt of satisfactory indemnity from the shareholder, authorized the issuance of a new certificate.

ARTICLE VI. AMENDMENTS

These bylaws may be altered, amended or repealed by a majority vote of the Board of Directors at any regular meeting of the Board of Directors or any special meeting called for that purpose.

These Amended and Restated Bylaws, which supercede and replace all previous Bylaws of the corporation, were adopted by a resolution of the Board of Directors, effective March 11, 2004.

DATED the 11th day of March, 2004.

/s/ Hal Brown
Hal Brown,
President and CEO